EXHIBIT 2.4

SHARE EXCHANGE AGREEMENT

eFoodSafety.com, Inc.

and

Freedom2 Holdings, Inc.

January 12, 2009

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 12 day of January, 2009 by and between eFoodSafety.com, Inc., a Nevada corporation (hereinafter together with its subsidiaries referred to as “eFood”) and Freedom2 Holdings, Inc., a Delaware corporation (hereinafter together with its subsidiaries referred to as "Freedom2"), upon the following premises:

Premises

  WHEREAS, eFood is a publicly held corporation organized under the laws of the State of Nevada and is a holding company operating through wholly owned subsidiaries and dedicated to improving health conditions around the world through its innovative technologies.

             WHEREAS, Freedom2 is a privately held corporation organized under the laws of the State of Delaware and the first company to engineer and patent a permanent, but more easily removable ink for tattoos and permanent cosmetics.

            WHEREAS, the boards of directors of the constituent corporations have determined that it is in the best interests of their respective corporations and their respective shareholders that the corporations effect the Share Exchange subject to and on the terms and conditions set forth herein, including eFood’s acquiring 100% of the issued and outstanding securities of Freedom2 in exchange for the issuance of 48,205,000 shares of eFood common stock, par value $.0001 per share; and

         WHEREAS, eFood and Freedom2 desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

         NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FREEDOM2

         As an inducement to, and to obtain the reliance of eFood, Freedom2 represents and warrants as follows:

Section 1.01  Organization.  Freedom2 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or other jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Freedom2 Schedule 1.01 are complete and correct copies of the Articles of Incorporation and Bylaws of Freedom2 as currently in effect.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Freedom2's Articles of Incorporation.  Freedom2 has taken all actions required by law, its Articles of Incorporation, or otherwise, to authorize the execution and delivery of this Agreement.  Freedom2 has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, and otherwise, to consummate the transactions herein contemplated.

Section 1.02  Capitalization.  The authorized capitalization of Freedom2 consists of 25,000,000 shares of common stock, $0.001 par value, of which 9,729, 479 shares are currently issued and outstanding and 4,533,000 shares of preferred stock, of which 1,200,000 Series A and 2,503,056 Series B are outstanding and will be converted into common stock on the Closing Date.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of preemptive or other rights of any person.

Section 1.03  Subsidiaries and Predecessor Corporations.  Freedom2 does not have any predecessor corporation(s), but does have subsidiaries as disclosed on Schedule 1.03, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03.  For purposes hereinafter, the term "Freedom2" also includes those subsidiaries, if any, set forth on Schedule 1.03.

Section 1.04  Financial Statements.

(a) Included in the Freedom2 Schedule 1.04 are (i) the [audited/unaudited] balance sheets and the related statements of operations of Freedom2 as of and for the period ended December 31, 2008.

 (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The Freedom2 balance sheets present a true and fair view as of the date of such balance sheet of the financial condition of Freedom2.  Freedom2 did not have, as of the date of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Freedom2 in accordance with generally accepted accounting principles.

(c) Freedom2 has no liabilities with respect to the payment of any federal, state, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) Freedom2 has filed all federal, state or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) The books and records, financial and otherwise, of Freedom2 are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(f)  All of Freedom2's material assets are reflected on its financial statements, and, except as set forth in the Freedom2 Schedule 1.04 or the financial statements of Freedom2 or the notes thereto, Freedom2 has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05  Information.  The information concerning Freedom2 set forth in this Agreement and in the Freedom2 Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06  Options or Warrants.  On the Closing Date, there will be no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued common stock of Freedom2.

Section 1.07  Title and Related Matters.  Freedom2 has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the December 31, 2008 balance sheet (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent, (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties, and (c) as described in the Freedom2 Schedule 1.07.  Except as set forth in the Freedom2 Schedule 1.07, Freedom2 owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all intellectual property, procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Freedom2's business.  Except as set forth in the Freedom2 Schedule 1.07, no third party has any right to, and Freedom2 has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Freedom2 or any material portion of its properties, assets, or rights.

Section 1.08  Litigation and Proceedings.  Except as set forth in the Freedom2 Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Freedom2 after reasonable investigation, threatened, by or against Freedom2 or affecting Freedom2 or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Freedom2 does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09  Contracts.

(a) Except as included or described in the Freedom2 Schedule 1.09, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Freedom2 is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement, and (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000).;

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Freedom2 is a party or by which its properties are bound and which are material to the operations of Freedom2 taken as a whole are valid and enforceable by Freedom2 in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) Freedom2 is not a party to or bound by, and the properties of Freedom2 are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or financial condition of Freedom2; and

(d) Except as included or described in the Freedom2 Schedule 1.09 or reflected in the most recent December 31, 2008 balance sheet, Freedom2 is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Freedom2 is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of Freedom2.

Section 1.10  Material Contract Defaults.  Freedom2 is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or financial condition of Freedom2, and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Freedom2 has not taken adequate steps to prevent such a default from occurring.

Section 1.11  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Freedom2 is a party or to which any of its properties or operations are subject.

Section 1.12  Governmental Authorizations.  Except as set forth in the Freedom2 Schedule 1.12, Freedom2 has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Freedom2 of this Agreement and the consummation by Freedom2 of the transactions contemplated hereby.

Section 1.13  Compliance With Laws and Regulations.  Except as set forth in the Freedom2 Schedule 1.13, to the best of its knowledge, Freedom2 has complied with all applicable statutes and regulations of any federal, state, local or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Freedom2 or except to the extent that noncompliance would not result in the occurrence of any material liability for Freedom2.

Section 1.14  Insurance.  All of the properties of Freedom2 are fully insured for their full replacement cost.

Section 1.15  Approval of Agreement.  The board of directors of Freedom2 has authorized the execution and delivery of this Agreement by Freedom2 and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Freedom2 Shareholders that the Exchange be accepted by them.

Section 1.16  Material Transactions or Affiliations.  Set forth in the Freedom2 Schedule 1.16 is a description of every material contract, agreement, or arrangement between Freedom2 and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Freedom2 to own beneficially, 5% or more of the issued and outstanding common stock of Freedom2, and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof.  Except as disclosed in the Freedom2 Schedule 1.16 or otherwise disclosed herein, no officer, director, or 5% shareholder of Freedom2 has, or has had since inception of Freedom2, any known interest, direct or indirect, in any transaction with Freedom2 which was material to the business of Freedom2.  There are no commitments by Freedom2, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.17  Labor Relations.  Freedom2 has not had work stoppage resulting from labor problems.  To the knowledge of Freedom2 no union or other collective bargaining organization is organizing or attempting to organize any employee of Freedom2.

Section 1.18  Freedom2 Schedules.  Freedom2 has delivered to eFood the following schedules, which are collectively referred to as the " Freedom2 Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Freedom2 as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule identified in paragraph 1.01 containing complete and correct copies of the Articles of Incorporation and Bylaws of Freedom2 in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Freedom2 identified in paragraph 1.04(a);

(c) a schedule identified in paragraph 1 containing a list indicating the name and address of each shareholder of Freedom2 together with the number of shares owned by him, her or it;

(d) a schedule identified in paragraph 1 containing a description of all real property owned by Freedom2, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(e) a schedule identified in paragraph 1 containing copies of all patents, licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Freedom2 carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of Freedom2);

(f) a schedule identified in paragraph 1 listing the accounts receivable and notes and other obligations receivable of Freedom2 as of December 31, 2008, or thereafter other than in the ordinary course of business of Freedom2, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor;

(g) a schedule identified in paragraph 1 listing the accounts payable and notes and other obligations payable of Freedom2 as of December 31, 2008, or that arose thereafter other than in the ordinary course of the business of Freedom2 indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by Freedom2 respecting such obligations;

(h) a schedule identified in paragraph 1 setting forth any other information, together with any required copies of documents, required to be disclosed in the Freedom2 Schedules by Sections 1.01 through 1.19.

Freedom2 shall cause the Freedom2 Schedules and the instruments and data delivered to eFood hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Freedom2.  Freedom2 shall have until January 31, 2009 to provide such schedules.  If Freedom2 cannot or fails to do so, or if eFood acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, eFood may terminate this Agreement by giving written notice to Freedom2 within five (5) days after the schedules or updates were due to be produced or were provided.  For purposes of the foregoing, eFood may consider a disclosure in the Freedom2 Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole.

Section 1.19  Bank Accounts; Power of Attorney.  Set forth in Schedule 1.19 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Freedom2 within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Freedom2, (b) all safe deposit boxes and other similar custodial arrangements maintained by Freedom2 within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from Freedom2 or who are otherwise authorized to act on behalf of Freedom2 with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 1.20  Valid Obligation.  This Agreement and all agreements and other documents executed by Freedom2 in connection herewith constitute the valid and binding obligation of Freedom2, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 1.21  Securities Law Representations.  The stockholders of Freedom2 will agree in writing to acquire the shares of eFood common stock for investment purposes only, for their own account and not with an intention of distribution as contemplated by the provisions of Section 2(11) of the Securities Act of 1933 (“Securities Act”).  The stockholders of Freedom2 will represent in writing that they are each an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.  Such shares of eFood common stock are “restricted securities,” as that term is defined in Rule 501(a) of the Securities Act, and the certificates evidencing such shares shall bear customary restrictive transfer legends and be subject to stop-transfer instructions.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EFOOD

As an inducement to, and to obtain the reliance of Freedom2 and the Freedom2 Shareholders, except as set forth in the eFood Schedules (as hereinafter defined), eFood represents and warrants as follows:

Section 2.01  Organization.  eFood is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the eFood Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of eFood as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of eFood's Articles of Incorporation or Bylaws.  eFood has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and eFood has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02  Capitalization.  eFood's authorized capitalization as of the Closing consists of shares of common stock, par value $.0001, of which 195,268,330 shares are issued and outstanding, and 10,000 shares of preferred stock, par value $.0001, are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03  Subsidiaries and Predecessor Corporations.  eFood's subsidiaries are disclosed in Schedule 2.03.  For purposes hereinafter, the term "eFood" also includes those subsidiaries, if any, set forth on Schedule 2.03.

Section 2.04 Securities Filings; Financial Statements.

(a) Since October 31, 2008, eFood has timely filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (“SEC”), and has heretofore delivered to Freedom2, in the form filed with the SEC, (i) all quarterly and annual reports on Forms 10-Q (or 10-QSB) and 10-K (or 10-KSB) filed since October 31, 2008, and (ii) all other reports filed by eFood with the SEC since October 31, 2008 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as appropriate, and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the date of Closing, the balance sheet of eFood will have cash and cash equivalents of no less than $1,000,000, and total liabilities of no more than $100,000.

Section 2.05  Options or Warrants.  There are no, and as of Closing there will be no, existing options, warrants, calls, or commitments of any character relating to the authorized and unissued securities of eFood.

Section 2.06  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge eFood after reasonable investigation, threatened by or against eFood or affecting eFood or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 2.06.  eFood has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.07  Material Contract Defaults.  eFood is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of eFood and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which eFood has not taken adequate steps to prevent such a default from occurring.

Section 2.08  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which eFood is a party or to which any of its assets or operations are subject.

Section 2.09  Governmental Authorizations.  eFood has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by eFood of this Agreement and the consummation by eFood of the transactions contemplated hereby.

Section 2.10  Compliance With Laws and Regulations.  To the best of its knowledge, eFood has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of eFood or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities and corporation authorities.

 Section 2.11  Approval of Agreement.  The board of directors of eFood has authorized the execution and delivery of this Agreement by eFood and has approved this Agreement and the transactions contemplated hereby and, if necessary and appropriate, will recommend to its shareholders that they approve this Agreement and the transactions contemplated hereby.

Section 2.12  Continuity of Business Enterprises.  eFood has no commitment or present intention to liquidate eFood or sell or otherwise dispose of a material portion of eFood's business or assets following the consummation of the transactions contemplated hereby.

Section 2.13  Valid Obligation.  This Agreement and all agreements and other documents executed by eFood in connection herewith constitute the valid and binding obligation of eFood, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE III

THE SHARE EXCHANGE

Section 3.01  The Share Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), eFood will acquire 100% of the issued and outstanding securities of Freedom2 in exchange for the issuance of 48,205,000 shares of eFood common stock, par value $.0001 per share.

Section 3.02  Closing.  The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date, at such place and at such time as the parties may agree ("Closing Date"), but not later than February 28, 2009, subject to the right of eFood or Freedom2 to extend such Closing Date by up to an additional sixty days.

Section 3.03  Closing Events.  At the Closing, eFood, Freedom2 and each of the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.04  Termination.

(a) This Agreement may be terminated by the board of directors of either eFood or Freedom2 at any time prior to the Closing Date if:

(i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Share Exchange; or

(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Share Exchange.

In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

(b) This  Agreement may be terminated by the board of directors of eFood at any time prior to the Closing Date if:

(i) there shall have been any change after the date of the latest balance sheet of Freedom2 in the assets, properties, business, or financial condition of Freedom2, which could have a materially adverse effect on the financial statements of Freedom2 listed in Section 1.04(a) taken as a whole, except any changes disclosed in the Freedom2 Schedules;

(ii) the board of directors of eFood determines in good faith that one or more of Freedom2's conditions to Closing in Article V has not occurred, through no fault of Freedom2.

(iii) on or before February 6, 2009 eFood notifies Freedom2 that eFood's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 1.18; or

(iv) Freedom2 shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Freedom2 contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (b)(i), (ii) or (iv) of  Section 3.04, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except  that Freedom2 shall bear its own costs as well as the reasonable costs of eFood in connection with the negotiation, preparation, and execution of this Agreementand qualifying the offer and sale of securities to be issued in the Share Exchange under the registration requirements, or an exemption from the registration requirements, of state and federal securities laws, not to exceed $15,000.

(c) This Agreement may be terminated by the board of directors of Freedom2 at any time prior to the Closing Date if:

(i) the board of directors of Freedom2 determines in good faith that one or more of eFood's conditions to Closing in Article VI has not occurred, through no fault of eFood;

(ii) on or before February 6, 2009 Freedom2 notifies eFood that Freedom2's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable;

(iii) eFood shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of eFood contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (c) of Section 3.04, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that eFood shall bear its own costs as well as the reasonable costs of Freedom2 incurred in connection with the negotiation, preparation and execution of this Agreement, not to exceed $15,000.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01  Access to Properties and Records.  eFood and Freedom2 will each afford to the officers and authorized representatives of the other full access to the properties, books and records of eFood or Freedom2, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of eFood or Freedom2, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02  Delivery of Books and Records.  At the Closing, Freedom2 shall deliver to eFood the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Freedom2 and Freedom2, Inc., its subsidiary, now in the possession of Freedom2 or its representatives.

Section 4.03  Third Party Consents and Certificates.  eFood and Freedom2 agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04  Consent of Freedom2 Shareholders.  Freedom2 shall use its best efforts to obtain the consent of all Freedom2 shareholders to participate in the Share Exchange.

Section 4.05  Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the Freedom2 Schedules or as permitted or contemplated by this Agreement, eFood (subject to paragraph (d) below) and Freedom2 respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts, taking into account its cash situation, to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither eFood nor Freedom2 will:

(i) make any changes in their articles of incorporation or bylaws; or

(ii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

Section 4.06  Sales Under Rule 144, If Applicable.

(a) eFood will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Upon being informed in writing by any such person holding restricted stock of eFood that such person intends to sell any shares under Rule 144 of the Securities Act of 1933 (including any rule adopted in substitution or replacement thereof), eFood will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act, in satisfaction of the current public information condition of Rule 144.

(c) If any certificate representing any such restricted stock is presented to eFood's transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s), in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to eFood and its counsel that the transfer has complied with the requirements of Rule 144, eFood will promptly instruct its transfer agent to register such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, free of any stop transfer order or restrictive legend.  The provisions of this Section 4.06 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

Section 4.07  Indemnification.

(a) Freedom2 hereby agrees to indemnify eFood and each of the officers, agents and directors of eFood as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b) eFood hereby agrees to indemnify Freedom2 and each of the officers, agents, and directors of Freedom2 as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.08  Management.

(a)  On the Closing date, eFood’s board of directors will increase the size of its board of directors to five (5) members, after which all members other than Richard Goldfarb and Robert Bowker shall resign as directors.  The remaining members of the eFood board of directors shall thereafter appoint Martin Schmieg, Blair Barnes, and Robert Creeden to the eFood board of directors; Mr. Schmieg shall be appointed Chairman of the Board.

(b)  On the Closing date, Patricia Gruden and Timothy Matula shall submit their resignations as President and Chief Executive Officer and Secretary, respectively.  .  The newly comprised board of directors shall appoint Martin Schmieg as President and Chief Executive Officer and Blair Barnes as Chief Financial Officer and such other officer as they deem necessary or appropriate.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF EFOOD

The obligations of eFood under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Freedom2 in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Freedom2 shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Freedom2 prior to or at the Closing.  eFood shall be furnished with a certificate, signed by a duly authorized executive officer of Freedom2 and dated the Closing Date, to the foregoing effect.

Section 5.02  Officer's Certificate.  eFood shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Freedom2 to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Freedom2 threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Freedom2 Schedules, by or against Freedom2, which might result in any material adverse change in any of its assets, properties, business, or operations.

Section 5.03  No Material Adverse Change Prior to the Closing Date.  There shall not have occurred any change in the financial condition, business, or operations of Freedom2, nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable by eFood using the criteria set forth in Section 1.18.

Section 5.04  Good Standing.  Freedom2 shall have received a certificate of good standing from the State of Delaware as of a date within ten days prior to the Closing Date, certifying that Freedom2 is in good standing as a corporation in the State of Delaware

Section 5.05  Approval by Freedom2 Shareholders.  The Share Exchange shall have been accepted, and shares delivered in accordance with Section 3.01, by the holders of not less than 90% of the outstanding common stock of Freedom2 unless a lesser number is agreed to by eFood.

Section 5.06  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of eFood, Freedom2 and Freedom2, Inc. after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08  Other Items.

(a) eFood shall have received a list of Freedom2, Inc.'s shareholders containing the name, address, and number of shares held by each accepting Freedom2, Inc. shareholder as of the date of Closing, certified by an executive officer of Freedom2 as being true, complete and accurate; and

(b) eFood shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as eFood may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF FREEDOM2

The obligations of Freedom2 under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by eFood in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

Section 6.02  Officer's Certificate.  Freedom2 shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of eFood, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of eFood threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or by or against eFood which might result in any material adverse change in any of its assets, properties or operations.

Section 6.03  No Material Adverse Change Prior to the Closing Date.  There shall not have occurred any change in the financial condition, business or operations of eFood that is determined to be unacceptable by Freedom2.

Section 6.04  Good Standing.  Freedom2 shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that eFood is in good standing as a corporation in the State of Nevada.

Section 6.05  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of eFood, Freedom2 and Freedom2, Inc. after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07  Other Items.  Freedom2 shall have received such further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Freedom2 may reasonably request.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Brokers.  eFood and Freedom2 agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  eFood and Freedom2 each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02  Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada and the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder.  Each of eFood and Freedom2 irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the United States District Court for the District of Nevada.

Section 7.03  Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by facsimile, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to eFood, to:

Patricia Gruden, President

eFoodSafety.com, Inc.

7702 E. Doubletree Ranch Road, Suite 300

Scottsdale, AZ 85258

Facsimile: 480-348-3999

If to Freedom2, to:

Martin Schmieg, Chief Executive Officer

Freedom2, Holdings, Inc.

1971 Old Cuthbert Road

Cherry Hill, NJ 08034

With copies (that shall not constitute notice) to:

David J. Levenson, Esq.

Law Offices of David J. Levenson

7947 Turncrest Drive

Potomac, MD 20854

Facsimile: 301-299-8092

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by facsimile and receipt is confirmed by telephone, and (iv) three days after mailing, if sent by registered or certified mail.

Section 7.04  Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05  Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06  Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its agents and advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one business day prior to the release thereof.

Section 7.07  Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08  Third Party Beneficiaries.  This contract is strictly between eFood and Freedom2, and, except as specifically provided, no director, officer, stockholder (other than the Freedom2, Inc. shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09  Expenses.  Subject to Sections 3.05 and 7.04 above, whether or not the Share Exchange is consummated, each of eFood and Freedom2 will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Share Exchange or any of the other transactions contemplated hereby.

Section 7.10  Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11  Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.  For purposes of this Agreement, facsimile signatures shall be deemed original signatures.

Section 7.13  Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party for whose benefit the provision is intended.

Section 7.14  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first-above written.

eFoodSafety.com, Inc.

Attest:

By: /s/ Timothy Matula

By:/s/ Patricia Gruden

      Timothy Matula

      Patricia Gruden

      Secretary

      President

Freedom2 Holdings, Inc.

Attest:

By: /s/ Blair Barnes

By:/s/ Martin Schmieg

     Blair Barnes

                                    Martin Schmieg

     Chief Financial Officer

     Chief Executive Officer